Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made as of this 22nd day of May, 2017, by and between Carl M. Casale (“Executive”) and CHS Inc. (the “Company”; individually, each of the parties is referred to herein as a “Party”; collectively, the parties are referred to herein as the “Parties”).

1.                                      FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between Executive and the Company dated as of the 7th day of April, 2016, (as such agreement may be amended, restated or replaced, the “Employment Agreement”) and as detailed in Schedule 1 attached hereto, and as additionally provided by the terms of this Agreement, Executive, for himself or herself, his or her successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has, or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Agreement: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall in any way diminish or impair:  (i) any rights or claims Executive may have that cannot be waived under applicable law; (ii) any statutory rights or rights under the bylaws of the Company that the Executive may have to indemnification against claims relating to his employment with the Company, and (iii) any vested benefits under any benefit plan or program of the Company, including the Company’s Long-Term Incentive Plan and the Deferred Compensation Plan (collectively, the “Excluded Claims”).

2.                                      FOR AND IN CONSIDERATION of the terms of this Agreement, the Company, for itself and its subsidiaries, successors, and assigns (hereinafter collectively referred to as the “Releasors”), now and forever hereby releases and discharges Executive from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which the Company or any of the other Releasors ever had, now has, or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of this Agreement relating to Executive’s employment as an employee and officer of the Company; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall (i) in any way diminish or impair the rights of the Company and the obligations of Executive under the provisions of the Employment Agreement that survive the termination of Executive’s employment (the “Surviving Rights and Obligations”), except that the non-competition covenant under Section 11(b) of the Employment Agreement is modified as provided in Section 8 of this Agreement, or (ii) release Executive from liability (the “Unreleased Claims”) for: (A) acts or omissions that are not in good faith; (B) acts or omissions that involve intentional misconduct or a knowing violation of law; or (C) a transaction from which Executive derived an improper personal benefit; provided that if any Unreleased Claim is made and unless and until there is final determination of Executive’s liability for any of the Unreleased Claims, Executive shall be entitled to the indemnification rights provided under the Company’s Articles of Incorporation and Bylaws and the parties agree that the Minnesota law referred to in Section 1, Article VI of the Company’s Bylaws is Minnesota Statutes Section 302A.521.

3.                                      The Parties understand and agree that, except for the Excluded Claims, the Surviving Rights and Obligations and the Unreleased Claims, the Parties have knowingly relinquished, waived and forever released any and all rights to any recovery in any action or proceeding that may be commenced on behalf of either Party arising out of Executive’s employment by the Company or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

4.                                      The Parties acknowledge and agree that each Party has been advised to consult with an attorney of the Party’s choosing prior to signing this Agreement.  The Parties understand and agree that each Party has the right and has been given the opportunity to review this Agreement with an attorney of the Party’s choice should the Party so desire.  Each Party also agrees that he and it, respectively, has entered into this Agreement freely and voluntarily.  Executive further acknowledges and agrees that Executive has had at least forty-five (45) calendar days to consider this Agreement, although Executive may sign it sooner if Executive wishes.  In addition, once Executive has signed this Agreement, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to:  CHS Inc., 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077, Attention: General Counsel.  This Agreement shall not be effective, and no payments (other than the amounts specified in clauses (ii) and (iii) of Schedule 1 hereto) shall be due under this Agreement, until the eighth (8th) day after Executive shall have executed this Agreement and returned it to the Company, assuming that Executive has not revoked Executive’s consent to this Agreement prior to such date.

5.                                      It is understood and agreed by the Parties that the terms of this Agreement are not to be construed as an admission of any liability whatsoever on the part of Executive or the Company, by whom liability is expressly denied.

6.                                      This Agreement is executed by each Party voluntarily and is not based upon any representations or statements of any kind made by the other Party, including in the case of the Executive, any representations or statements by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims.  Each Party further acknowledges that such Party has had a full and reasonable opportunity to consider the terms of this Agreement and that such Party has not been pressured or in any way coerced into executing this Agreement.

7.                                      Each of the Parties expressly accepts and assumes the risk that if any fact or circumstance is found, suspected, or claimed hereafter to be other than, or different from, the facts or circumstances now believed to be true, this Agreement shall be and remain effective notwithstanding any such difference in any such facts or circumstances.

8.                                Section 11(b) (“Covenant Not to Compete”) of the Employment Agreement is modified to add the following at the end of the last sentence in Section 11(b).

; provided, further, however, during the twenty-four (24) months after Executive’s cessation of employment with the Company, Executive is free to work for any agricultural technology company or in such unit of a larger enterprise whose primary business (as determined below) is based upon the research, development, and commercialization (as defined below) of agricultural technologies or products.  The primary business test is satisfied if, based on its most recent fiscal year ended, such company or unit derives at least 75% of its revenues from the research, development, and commercialization of agricultural technologies or products.  The term “commercialization” means licensing agricultural products developed by such company or business unit or manufacturing agricultural technologies or products by such company or business unit that it developed.

9.                                      The employment of Executive with the Company shall terminate on May 22, 2017 (the “Termination Date”).  The Executive shall also promptly resign from his current leadership roles with each of the following organizations, for which such leadership role is due to the Executive’s employment by the Company as its Chief Executive Officer: the National Council of Farmer Cooperatives (“NCFC”); the Minnesota Business Partnership; and Greater MSP.  The Company shall take reasonable actions to support the Executive’s actions to effect each such resignation.

10.                               (a)           The Parties agree to announce the termination of Executive’s employment through the press release attached hereto as Exhibit A.  Executive acknowledges that the Company will be required to file a Form 8-K Current Report with the Securities and Exchange Commission and such filing will include a copy of such press release and this Agreement as an exhibit.

(b)           Each Party designates the following spokesperson to speak on his or its behalf to any media organization:  for Executive, Valerie Martin; for the Company, Lisbeth LaBreche or Daniel Schurr.  Any statement by the respective spokesperson to any media organization regarding the termination of Executive’s employment with the Company shall be consistent with the press release attached hereto as Exhibit A and the Form 8-K filing.

11.                               This Agreement and the rights and obligations of the Parties hereto shall be governed and construed in accordance with the laws of the State of Minnesota.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

12.                               The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Minnesota, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

13.                               The provisions of Section 10 of the Employment Agreement notwithstanding, nothing in this Agreement or the Employment Agreement prohibits Executive from reporting to any governmental authority information concerning possible violations of law or regulation, and Executive may disclose Confidential Information (as defined in the Employment Agreement) to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided Executive uses reasonable efforts to file any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order.  Further, Executive understands that nothing contained in this Agreement or the Employment Agreement, will be interpreted to prevent Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or any other government agency, or from participating in or cooperating with an EEOC or other government agency investigation or proceeding.  However, Executive agrees that Executive is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

14                                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement

15.                               This Agreement shall inure to the benefit of and be binding upon each Party and his or its successors and assigns.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date and year first written above.

CHS INC.

By:	/s/ Daniel Schurr
Name:	Daniel Schurr
Title:	Chairman of the Board

CARL M. CASALE

/s/ Carl M. Casale

Schedule 1

The following payments and benefits will be made or provided by the Company to Executive pursuant to this Agreement to which this Schedule 1 is attached (all capitalized terms having the meanings as defined in the Employment Agreement or this Agreement):

(i)                                     Subject to the compliance by Executive with his obligations that continue after the Termination Date as provided in the Employment Agreement and as the Covenant Not to Compete in Section 11(b) thereof  is modified by Section 8 of this Agreement and his obligations provided herein, the Company will pay Executive the following amounts (subject to applicable tax withholdings) in three equal installments beginning 60 days after the Termination Date and then one year after the Termination Date and two years after the Termination Date:

(1)                                 As provided for in the Employment Agreement, two times annual Base Salary, for a total amount of $2,102,000.00; and

(2)                                 As provided for in the Employment Agreement, two times the Target Annual Incentive, for a total amount of $3,153,000.00.

(ii)                                  As provided for in the Employment Agreement, accrued and unpaid vacation pay which the parties agree is $87,583.00, payable as part of the next payroll following the Termination Date.

(iii)                               As provided for in the Employment Agreement, accrued and unpaid Base Salary, if any, as of the Termination Date, payable as part of the next payroll following the Termination Date.

(iv)                              As provided for in the Employment Agreement, an amount equal to the product of (A) the Annual Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which the Termination Date occurs, had Executive continued in employment until the end of such fiscal year, which amount shall be determined based on the Company’s actual performance for such year relative to the Company performance goals applicable to Executive (with that portion of the Annual Incentive Compensation based upon completion or partial completion of previously specified personal goals equal to 30% of the Target Annual Incentive (which prorated amount the parties agree is $342,079) and without any exercise of negative discretion with respect to Executive with respect to the remainder of the Annual Incentive Compensation in excess of that applied either to senior executives of the Company generally for the applicable performance period or in accordance with the Company’s historical past practice), and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through Termination Date and (y) the denominator of which is 365; such amount shall be payable in a cash lump sum payment at the time such incentive awards are payable to other participants (but no later than the fifteenth day of the third month of the following taxable year of the Company or Executive, whichever is later).

(v)                                 A legal fee allowance in the amount of $10,000 paid to Executive to cover the cost of negotiating this Agreement, payable to Executive within sixty (60) days following the Termination Date.

(vi)                              As provided for in the Employment Agreement, the Company shall provide Executive and Executive’s dependents with continued coverage under any health, medical, dental, vision or life insurance program or policy in which Executive was eligible to participate as of the Termination Date, for two (2) years following the Termination Date on terms no less favorable to Executive and Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which coverage shall cease, on a benefit-by benefit basis, once any coverage is made available to Executive by a subsequent employer. COBRA continuation coverage shall run concurrently with such two-year period; provided that the benefits to be provided under this clause (vi) shall be modified to the extent required to meet the provisions of any federal law applicable to the healthcare plans and arrangements of the Company, including to the extent required to maintain the grandfathered status of such plans or arrangements under federal law. Any failure to provide the coverage specified herein shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall use its reasonable efforts to provide economically equivalent payments or benefits to Executive to the extent possible without adverse effects on the Company, to the extent permitted by law.

(vii)                           In recognition of the forfeiture by Executive of earned but unvested amounts (in the aggregate of $3,159,849 of which $2,409,079 would have vested in January 2018 and $750,770 in January 2019 had employment continued) under the Company’s Long-Term Incentive Plan and subject to the compliance by Executive with his obligations that continue after the Termination Date as provided in the Employment Agreement and as the Covenant Not to Compete in Section 11(b) thereof  is modified by Section 8 of this Agreement and his obligations provided herein, the Company will pay Executive the sum of Two Million Four Hundred Nine Thousand Seventy-nine ($2,409,079) within seventy-five (75) days after the six month anniversary date of the Termination Date, subject to applicable withholding as provided in Section 15(f) of the Employment Agreement.

Exhibit A

Form of Press Release

For further information, contact:

Contact: Beth LaBreche

651-355-5039

beth.labreche@chsinc.com

Jay Debertin Elected President and CEO of CHS Inc.

ST. Paul, MINN., May 22, 2017 — CHS Inc. (NASDAQ: CHSCP, CHSCO, CHSCN, CHSCM, CHSCL), the nation’s leading farmer-owned cooperative and a global energy, grains and foods company, announced today that its board of directors has elected Jay D. Debertin as president and chief executive officer (CEO) of CHS. Debertin succeeds Carl Casale, who led CHS during record performance levels and expansion.

During Casale’s seven years with the company, CHS returned $3 billion to its owners, invested $9 billion in new capital expenditures and nearly doubled the size of its balance sheet from $8.7 billion in 2010 to $17.3 billion at the end of fiscal 2016. Casale focused on prudent fiscal management and enhancing management systems at the company.

“As we take our cooperative into its next chapter, we are confident that Jay is the right leader,” said Dan Schurr, chairman of the CHS Board of Directors. “Jay’s experience in achieving operational excellence and driving results fits squarely with our unwavering goal to deliver returns to our member-owners now and for the long term.”

Debertin previously served as executive vice president and chief operating officer for the company’s diverse energy operations and processing food ingredients business. He joined CHS in 1984 and has held a variety of leadership positions within the organization in energy, trading and risk management, transportation, and agricultural processing. Jay also serves as chairman of Ventura Foods.

“CHS is strong today because we drive the business with a central purpose in mind and that is to  help our cooperatives and farmers grow,” said Debertin. “I look forward to working with our talented group of employees as we concentrate on world-class execution across our system. I see growth and strength ahead for our business.”

Debertin, who is originally from East Grand Forks, Minn., holds a bachelor’s degree in economics from the University of North Dakota in Grand Forks, N.D., and an MBA from University of Wisconsin — Madison.

CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS, a Fortune 100 company, supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.

This document and other CHS Inc. publicly available documents contain, and CHS officers and representatives may from time to time make, “forward—looking statements” within the meaning of the safe harbor provisions of the U.S. Private

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Securities Litigation Report Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHS current beliefs, expectations and assumptions regarding the future of its businesses, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of CHS control. CHS actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause CHS actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed or identified in CHS public filings made with the U.S. Securities and Exchange Commission, including in the “Risk Factors” discussion in Item 1A of CHS Annual Report on Form 10-K for the fiscal year ended August 31, 2016. Any forward-looking statements made by CHS in this document are based only on information currently available to CHS and speak only as of the date on which the statement is made. CHS undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For inquiries regarding Mr. Casale
Contact: Valerie Martin

612-743-4013

val@valphdog.com

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